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                                                                       EXHIBIT 8


                                 ALSTON&BIRD LLP

                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  404-881-7000
                                Fax: 404-881-4777
                                 www.alston.com

Terence J. Greene                                     Direct Dial: 404-881-7493

                               FORM OF TAX OPINION

                                  July __, 1998


Regions Financial Corporation
417 N. 20th Street
Birmingham, AL  35203

First Community Banking Services, Inc.
300 South Peachtree Parkway
Peachtree City, Georgia 30269

         Re: Agreement and Plan of Merger By and Between First Community Banking
             Services, Inc. and Regions Financial Corporation

Ladies and Gentlemen:

         We have served as counsel to Regions Financial Corporation ("Regions") in connection with the proposed reorganization of Regions and First Community Banking Services, Inc. ("FCBS") pursuant to the Agreement and Plan of Merger dated as of February 10, 1998 (the "Agreement") which provides for the merger of FCBS with and into Regions (the "Merger") All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code"). In our capacity as counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

         In rendering the opinions expressed herein, we have examined such documents as we deemed appropriate, including:

         (1) The Agreement; and

         (2) The Registration Statement on Form S-4 filed by Regions with the Securities and Exchange Commission under the Securities Act of 1933, on July __, 1998, as amended, including the Proxy Statement/Prospectus constituting part thereof (together the "Registration Statement").

    1211 East Morehead Street        3605 Glenwood Avenue, Suite 310       601 Pennsylvania Avenue, N.W.
       P. O. Drawer 34009                   P. O. Drawer 31107              North Building, 11th Floor
    Charlotte, NC 28234-4009              Raleigh, NC 27622-1107             Washington, DC 20004-2601
          704-331-6000                         919-420-2200                        202-756-3300
        Fax: 704-334-2014                   Fax: 919-881-3175                    Fax: 202-756-3333

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Regions Financial Corporation
July __, 1998
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         In rendering the opinions expressed herein, we have assumed with the consent of FCBS and Regions that the Agreement and the Registration Statement accurately and completely describe the Merger and that the Merger will be consummated in accordance with the Agreement and as described in the Registration Statement.

         In rendering the opinions expressed herein, we have relied with the consent of FCBS and Regions upon the accuracy and completeness of the factual statements and factual representations (which factual statements and factual representations we have neither investigated nor verified) contained in the certificates of FCBS and Regions attached hereto as Exhibits A and B (the "Certificates"), which we have assumed are complete and accurate as of the date hereof and will be complete and accurate as of the date on which the Merger is consummated.

         Based on the foregoing, and subject to the assumptions and qualifications set forth in the Registration Statement under the heading "Description of the Transaction--Federal Income Tax Consequences of the Merger," we are of the opinion that, under presently applicable federal income tax law:

         1. The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and Regions and FCBS will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         2. No gain or loss will be recognized by holders of FCBS Common Stock upon the exchange in the Merger of all of their FCBS Common Stock solely for shares of Regions Common Stock (except with respect to any cash received in lieu of a fractional share interest in Regions Common Stock).

         3. The aggregate tax basis of the Regions Common Stock received by holders of FCBS Common Stock who exchange all of their FCBS Common Stock solely for Regions Common Stock in the Merger will be the same as the tax basis of the FCBS Common Stock surrendered in exchange therefor, less the basis of any fractional share of Regions Common Stock settled by cash payment.

         4. The holding period of the Regions Common Stock received by holders who exchange all of their FCBS Common Stock solely for Regions Common Stock in the Merger will include the holding period of the FCBS Common Stock surrendered in exchange therefor, provided that such FCBS Common Stock is held as a capital asset at the Effective Time.

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Regions Financial Corporation
July __, 1998
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         5. The payment of cash to holders of FCBS Common Stock in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the Regions Common Stock redeemed, as provided in Section 302(a) of the Code.

         6. Where solely cash is received by a holder of FCBS Common Stock in exchange for FCBS Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's FCBS Common stock, subject to the provisions and limitations of Section 302 of the Code.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, and the factual statements and factual representations set out in the Certificates, which we have assumed are true on the date hereof and will be true on the date on which the Merger is consummated. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or any of the factual statements or factual representations set out in the Certificates is, or later becomes, inaccurate. Our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger, or the consequences of the Merger under state, local or foreign law.

         We hereby consent to the use of this opinion and to the references made to Alston & Bird LLP in the Registration Statement under the captions "Summary--Federal Income Tax Consequences of the Merger" and "Description of Transaction--Federal Income Tax Consequences of the Merger" and to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        ALSTON & BIRD LLP


                                        By:
                                           ---------------------------------
                                           Terence J. Greene, Partner